UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2006 (February 9, 2006)

DRS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08533	13-2632319
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification Number)

5 Sylvan Way, Parsippany, New Jersey 07054

(Address of principal executive offices)

(973) 898-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

__________________________________

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As previously disclosed, on January 31, 2006, DRS Technologies, Inc. ("DRS") completed the offering of $300 million aggregate principal amount of its Convertible Senior Notes due 2026 (the "Firm Notes") pursuant to Rule 144A (solely to Qualified Institutional Buyers) under the Securities Act of 1933, as amended (the "Securities Act"). On February 8, 2006, the initial purchasers exercised their option to purchase an additional $45.0 million in principal amount of the notes (the "Option Notes" and together with the Firm Notes, the "Convertible Notes"). Closing of the sale of the Option Notes occurred on February 9, 2006.

The Convertible Notes were issued under an indenture, dated as of January 31, 2006, among DRS, the Subsidiary Guarantors named therein and The Bank of New York, as trustee (the "Convertible Notes Indenture"). DRS's payment obligations under the Convertible Notes will be fully and unconditionally guaranteed, jointly and severally, by certain of its existing and future domestic subsidiaries.

The Convertible Notes bear interest at an annual rate of 2.00% from January 31, 2006, or from the most recent date to which interest has been paid or provided for, until, but not including, February 1, 2026, payable semi-annually in arrears on February 1 and August 1. Contingent interest is payable in certain circumstances.

DRS will settle each $1,000 principal amount of Convertible Notes surrendered for conversion by delivering cash in an amount equal to the lesser of (a) the principal amount of Convertible Notes surrendered for conversion and (b) the conversion value, and if the conversion value is greater than the principal amount, an amount of shares equal to the sum of the daily share amounts for each trading day during the applicable conversion period.

Holders may convert the Convertible Notes into cash and, if applicable, shares of DRS's common stock, par value $0.01 per share ("DRS Common Stock"), based on a conversion rate of 16.7504 shares per $1,000 principal amount of Convertible Notes (representing a conversion price of approximately $59.70 per share of common stock), subject to adjustment only under certain circumstances. Holders have the right to require DRS to purchase all or a portion of their Convertible Notes for cash on February 1, 2011, February 1, 2016 and February 1, 2021, at a purchase price equal to 100% of the principal amount of the Convertible Notes plus accrued and unpaid interest (including additional interest, if any) to but not including the purchase date.

Upon the occurrence of certain fundamental changes, and before the maturity or redemption of the Convertible Notes, holders have the right to require DRS to purchase all or a portion of their Convertible Notes for cash at a purchase price equal to 100% of the principal amount of the Convertible Notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to but not including the fundamental change repurchase date. The Convertible Notes Indenture contains customary events of default.

Neither the Convertible Notes, the guarantees nor the DRS Common Stock issuable upon conversion of the Convertible Notes have been registered under the Securities Act or the securities laws of any jurisdiction and are subject to certain restrictions on transfer. DRS has no obligation to register the Convertible Notes or the guarantees for resale.

DRS has determined that the comparable yield for the Convertible Notes is 7.375%, compounded semi-annually.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

The information in Item 2.03 of this Form 8-K is hereby incorporated by reference to this Item 3.02. As described in Item 2.03, the Convertible Notes are convertible into shares of DRS Common Stock at an initial conversion price of $16.7504, subject to adjustment in certain circumstances. The aggregate gross proceeds to DRS from the offering of the Option Notes was $45.0 million and the aggregate proceeds net of discounts and commissions to the initial purchasers totaled approximately $44.01 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DRS TECHNOLOGIES, INC.

Date:	February 13, 2006	By: /s/ Richard A. Schneider
		Name:	Richard A. Schneider
		Title:	Executive Vice President,

Chief Financial Officer